Exhibit 99

Corn Products International, Inc.

Westchester, IL 60154

NEWS RELEASE

For Release	CONTACT:
10/28/2010 — 0530 ET	John Barry, (708) 551-2592 (investors)
Mark Lindley, (708) 551-2602 (media)

CORN PRODUCTS INTERNATIONAL REPORTS 2010 THIRD-QUARTER RESULTS

REPORTS DILUTED EPS OF $0.48;

ADJUSTED DILUTED EPS OF $0.81, UP 16 PERCENT VERSUS LAST YEAR’S DILUTED EPS OF $0.70

CASH FLOW FROM OPERATIONS FOR THE FIRST NINE MONTHS OF $325 MILLION

WESTCHESTER, IL., October 28, 2010 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported 2010 third-quarter  diluted earnings per common share (“EPS”) of $0.48.  Excluding certain items related to the previously announced acquisition of National Starch and the shutdown of the Company’s Chilean plant, EPS was $0.81, a 16 percent improvement over the same period last year.  Net income for the period was $37 million. The third-quarter 2010 results include after tax charges of $23.9 million, or $0.31 on an EPS basis, related to the National Starch acquisition; and an after tax charge of $1.4 million, or $0.02 on an EPS basis, for restructuring costs resulting from the shutdown of the Company’s Chilean plant.  The third quarter 2010 net income, excluding the after-tax impact of impairment and restructuring charges, was $62 million, an 18 percent improvement compared to $53 million in the same period last year.

Diluted weighted average shares outstanding in the third quarter of 2010 were 76.7 million, up from 75.7 million in the same quarter last year.

—more—

“I am pleased to report a very good quarter,” said Ilene Gordon, Chairman, President and Chief Executive Officer.  “We saw strong volume growth across all our regions. In North America, we continued to see strong demand from the beverage industry in Mexico, as well as regional volume improvements in processed foods, corrugating and bakery.  In South America, volume growth resulted from broad customer demand across multiple segments.  In Asia/Africa, volume growth continued to be led by customer demand for sweeteners and starches in South Korea and Pakistan.”

Net sales of $1.02 billion in the third quarter of 2010 increased 5 percent versus $971 million in the prior-year period. The contributors to growth in net sales were a positive $91 million from higher volumes and a positive $23 million from stronger foreign currencies, partially offset by a negative $65 million from lower price/mix.  The price/mix decline was largely attributable to North America and reflected the normal correlation between lower corn costs and the corresponding decline in selling prices.

Third-quarter 2010 gross profit of $172 million improved 12 percent versus $153 million a year ago. The gross margin of 16.8 percent compared favorably to 15.8 percent last year. The improvement in gross profit was attributable to cost improvement due to higher utilization rates, lower unit corn costs, cost reduction programs, and stronger foreign currencies.

Operating expenses in the third quarter were $82 million, including $11 million of costs related to the acquisition of National Starch.  Excluding these costs, operating expenses were 7.0 percent of net sales versus 6.8 percent of net sales, last year.  The increase in operating expenses reflects the impact of higher compensation costs and stronger currencies.

Operating income for the third quarter of 2010, excluding $14 million in non-recurring items, was $102 million, a 17 percent improvement compared to the same period last year.  Including the non-recurring items, $11 million of National Starch acquisition-related costs and $3 million of restructuring costs related to the shutdown of the Chilean plant, operating income was $89 million, versus $88 million last year.

Net financing costs in the second quarter of 2010 were $30 million, versus $9 million last year.  The third-quarter 2010 financing costs include $20 million in bridge loan costs related to the National Starch acquisition, as well as the interest and fees on bonds issued to finance the National Starch acquisition. Including the acquisition and restructuring costs, the estimated annual effective tax rate (“ETR”) for 2010 is 37.5 percent. The estimated annual ETR for 2010, excluding the acquisition and restructuring costs, would be 32.0 percent.

Regional Business Segment Performance

Regional results for the quarter ended September 30, 2010 were as follows:

North America

Net sales of $578 million were down 3 percent against last year, as higher volumes of $46 million and a $6 million positive impact from a stronger Canadian dollar were offset by lower price/mix of $72 million. The decline in price/mix reflected the normal correlation between finished product pricing and an 18 percent decline in corn costs per ton versus last year.  Corn costs per ton declined against last year on a gross and net corn basis.  Operating income of $67 million increased 9 percent from $61 million last year, primarily due to volume growth and improved plant utilization rates. The operating income margin increased to 11.5 percent from 10.2 percent last year.

South America

Net sales of $310 million increased 14 percent, compared with $271 million a year ago, primarily due to improved volumes of $27 million and the impact of favorable foreign currency translation of $16 million, partially offset by unfavorable price/mix of $4 million.  Gross corn cost per ton on a dollar basis increased 7 percent versus last year, largely due to currency revaluations, while net corn costs increased 21 percent versus last year, reflecting a decline in co-product pricing.  Operating income declined 4 percent to $36 million, compared with $37 million in the prior year. The operating income margin was 11.5 percent, down from 13.8 percent in the same period last year.

Asia/Africa

Net sales of $132 million increased 30 percent versus $101 million last year, primarily due to the higher volumes of $17 million, improved price/mix of $11 million and favorable foreign currency translation of $2 million.  Gross corn cost per ton declined 3 percent versus last year. Operating income of $13 million was up from $4 million last year, reflecting the improved business performance in South Korea and Pakistan.  The operating income margin was 9.5 percent, up from 3.7 percent in the third quarter of 2009.

Balance Sheet and Cash Flow

At September 30, 2010, total debt and cash and cash equivalents were $1.8 billion and $1.6 billion, respectively, versus $544 million and $175 million respectively at year-end 2009.  The increase in debt and cash at September 30, 2010 reflects the proceeds from the issuance of $900 million principal amount senior notes issued on September 17, 2010, and $250 million in borrowings under the revolving credit facility. These proceeds and borrowings, together with $200 million in cash, were used to fund the acquisition of National Starch, which closed on October 1, 2010.

Cash provided from operations in the first nine months of 2010 was $325 million.  Capital expenditures, net of proceeds on disposals, were $90 million. Cash provided by financing activities was $1.2 billion.  The change in cash and cash equivalents for the nine months ended September 30, 2010 was $1.4 billion.

2010 Outlook

“Given the strong performance of the business to date, we are increasing our 2010 EPS outlook to a range of $2.75 to $2.85, from our prior 2010 EPS outlook of $2.55 to $2.75,” said Ilene Gordon.  “This range excludes the impact associated with the National Starch acquisition and the shutdown of the Company’s Chilean plant.”

National Starch Transaction

“Our acquisition of National Starch closed on October 1, 2010, and we expect that this will be an outstanding acquisition for Corn Products International. This is an exceptional transformational opportunity for our Company and a significant step forward toward achieving our strategic goals,” Gordon said.  “The acquisition aligns with our strategic priorities to grow our ingredient portfolio, increase our presence in priority food processing segments, enter new markets, and develop innovative solutions that better serve our customers.

“The National Starch business has rebounded very nicely from the challenges experienced in 2009.  While we are in the early planning stages for 2011, we expect that the acquisition will have a positive impact on earnings in 2011.  We are making good progress with respect to our integration work, and expect to have the two businesses fully integrated over the next 18 to 24 months.  James Zallie, National Starch’s former President and CEO, has joined my executive leadership team as Executive Vice President and President, Global Ingredient Solutions.”

Conference Call and Webcast

Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Ilene Gordon, Chairman, President and Chief Executive Officer, and Cheryl Beebe, Chief Financial Officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com. Individuals without Internet access may listen to the live conference call by dialing 719-325-2401.  A replay of the audio call will be available through Friday, November 12, by calling 719-457-0820 and using passcode 6046021.

About the Company

Corn Products International, Inc. is one of the world’s largest suppliers of high-quality food ingredients and industrial products derived from the wet milling and processing of starch-based materials. The Company, headquartered in Westchester, Ill., is a leading worldwide producer of dextrose and starches, and major regional producer of sweeteners and other ingredients.  In 2009, Corn Products International reported net sales of $3.67 billion.  For more information, visit www.cornproducts.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s prospects or future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.” These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; boiler reliability; our ability to effectively integrate and operate acquired businesses, including National Starch; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent reports on Forms 10-Q or 8-K.

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Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
	2010	2009	%	2010	2009	%
Net sales before shipping and handling costs	$1,083.4	$1,027.2	5%	$3,144.0	$2,873.7	9%
Less: shipping and handling costs	63.9	56.6	13%	184.2	160.3	15%
Net sales	$1,019.5	$970.6	5%	$2,959.8	$2,713.4	9%
Cost of sales	847.9	817.3	4%	2,481.6	2,355.6	5%
Gross profit	$171.6	$153.3	12%	$478.2	$357.8	34%

Operating expenses	81.6	65.9	24%	224.5	181.6	24%
Other (income), net	(1.8)	(0.4)		(7.2)	(2.5)
Impairment / restructuring charges	3.2	—		24.0	125.0
Operating income	$88.6	$87.8	1%	$236.9	$53.7	341%
Financing costs, net	30.2	9.3	225%	41.7	31.4	33%
Income before income taxes	$58.4	$78.5	(26)%	$195.2	$22.3	775%
Provision for income taxes	19.6	24.5		72.6	33.0
Net income (loss)	$38.8	$54.0	(28)%	$122.6	$(10.7)	1,246%
Less: Net income attributable to non-controlling interests	1.9	1.2	58%	5.4	4.5	20%
Net income (loss) attributable to CPI	$36.9	$52.8	(30)%	$117.2	$(15.2)	871%

Earnings (Loss) per Common Share Attributable to CPI Common Shareholders:

Weighted average common shares outstanding:
Basic	75.6	74.9		75.5	74.9
Diluted	76.7	75.7		76.6	74.9

Earnings (loss) per common share of CPI:
Basic	$0.49	$0.70	(30)%	$1.55	$(0.20)	875%
Diluted	$0.48	$0.70	(31)%	$1.53	$(0.20)	865%

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,587	$175
Accounts receivable — net	478	440
Inventories	419	394
Prepaid expenses	19	13
Deferred income tax assets	13	23
Total current assets	2,516	1,045

Property, plant and equipment — net	1,551	1,564
Goodwill and other intangible assets	246	245
Deferred income tax assets	2	3
Investments	11	10
Other assets	99	85
Total assets	$4,425	$2,952

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$70	$136
Deferred income taxes	—	9
Accounts payable and accrued liabilities	500	420
Total current liabilities	570	565

Non-current liabilities	140	142
Long-term debt	1,705	408
Deferred income taxes	120	111
Redeemable common stock (500,000 shares issued and outstanding at December 31, 2009) stated at redemption value	—	14
Share-based payments subject to redemption	6	8

Equity
CPI stockholders’ equity:
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 75,498,270 and 74,819,774 shares issued at Sept. 30, 2010 and Dec. 31, 2009, respectively	1	1
Additional paid-in capital	1,103	1,082
Less: Treasury stock (common stock; 8,429 and 433,596 shares at Sept. 30, 2010 and Dec. 31, 2009, respectively) at cost	—	(13)
Accumulated other comprehensive loss	(249)	(308)
Retained earnings	1,005	919
Total CPI stockholders’ equity	1,860	1,681
Non-controlling interests	24	23
Total equity	1,884	1,704

Total liabilities and equity	$4,425	$2,952

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
(In millions)	2010	2009

Cash provided by operating activities:
Net income (loss)	$123	$(11)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Write-off of impaired assets	19	124
Write-off bridge loan financing costs	20	—
Depreciation and amortization	105	95
Decrease in margin accounts	10	121
Decrease in other trade working capital	56	33
Other	(8)	6
Cash provided by operating activities	325	368

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(90)	(98)
Other	(1)	(4)
Cash used for investing activities	(91)	(102)

Cash provided by (used for) financing activities:
Proceeds from (payments on) debt, net	1,231	(180)
Bridge financing costs	(17)	—
Debt issuance costs	(14)	—
Issuance (repurchase) of common stock, net	6	(1)
Dividends paid (including to non-controlling interests)	(35)	(34)
Excess tax benefit on share-based compensation	3	1
Cash provided by (used for) financing activities	1,174	(214)

Effect of foreign exchange rate changes on cash	4	2
Increase in cash and cash equivalents	1,412	54
Cash and cash equivalents, beginning of period	175	107
Cash and cash equivalents, end of period	$1,587	$161

Corn Products International, Inc. (“CPI”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
(Dollars in millions)	2010	2009	%	2010	2009	%
Net Sales
North America	$577.8	$598.3	(3)%	$1,701.2	$1,714.0	(1)%
South America	309.6	271.0	14%	873.8	713.7	22%
Asia/Africa	132.1	101.3	30%	384.8	285.7	35%
Total	$1,019.5	$970.6	5%	$2,959.8	$2,713.4	9%

Operating Income (Loss)
North America	$66.5	$61.1	9%	$164.6	$114.8	43%
South America	35.7	37.3	(4)%	113.4	91.4	24%
Asia/Africa	12.5	3.7	238%	38.5	11.2	244%
Corporate	(12.4)	(14.3)	(13)%	(38.2)	(38.7)	(1)%
Sub-total	102.3	87.8	17%	278.3	178.7	56%
Impairment / restructuring charges	(3.2)	—		(24.0)	(125.0)
Acquisition costs	(10.5)	—		(17.4)	—
Total	$88.6	$87.8	1%	$236.9	$53.7	341%

II.    Capital expenditures

Capital expenditures, net of proceeds on disposals, for the quarters ended September 30, 2010 and 2009, were $34 million and $32 million, respectively. Capital expenditures for the full year 2010 are anticipated to be approximately $150 million.

III.  Non-GAAP Information

The presentation below contains information that is not prepared in accordance with Generally Accepted  Accounting Principles (“GAAP”) and is provided for analytical purposes only.  Management believes that this non-GAAP information (1) provides a more meaningful presentation of the Company’s results, on a basis consistent with the way in which management evaluates operating performance and (2) provides investors with additional information to assess and facilitate a more clear understanding of our financial results. The information presented should not be used as a substitute for our financial results under GAAP.

Corn Products International, Inc. (“CPI”)

Reconciliation to Non-GAAP Earnings Per Share (“EPS”)

(Unaudited)

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2010		September 30, 2009		September 30, 2010		September 30, 2009
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income (loss) attributable to CPI	$36.9	$0.48	$52.8	$0.70	$117.2	$1.53	$(15.2)	$(0.20)

Add back:

Impairment/restructuring charges, net of income tax benefit of $1.8 million and $2.2 million for the three months and nine months ended September 30, 2010, respectively, and $14.7 million for the nine months ended September 30, 2009	1.4	0.02	—	—	21.8	0.29	110.3	1.47

Acquisition costs, net of income tax benefit of $0.7 million and $2.7 million, respectively	9.8	0.13	—	—	14.7	0.19	—	—

Bridge loan fees, net of income tax benefit of $6.9 million	12.7	0.16	—	—	12.7	0.16	—	—

Other acquisition-related financing costs, net of income tax benefit of $0.8 million	1.4	0.02	—	—	1.4	0.02	—	—

Non-GAAP net income	$62.2	$0.81	$52.8	$0.70	$167.8	$2.19	$95.1	$1.27

Corn Products International, Inc. (“CPI”)

Reconciliation to Non-GAAP Operating Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2010	2009	2010	2009

Operating income	$88.6	$87.8	$236.9	$53.7

Add back:

Impairment/restructuring charges	3.2	—	24.0	125.0

Acquisition costs	10.5	—	17.4	—

Non-GAAP operating income	$102.3	$87.8	$278.3	$178.7